SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PHOTOMEDEX, INC.

(Name of Registrant as Specified In Its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

May 22, 2006

Dear PhotoMedex Stockholders:

PhotoMedex achieved significant milestones in 2005, including elevating our core product, the XTRAC® excimer laser system for the treatment of psoriasis, to full commercialization status.

During 2005, management focused on two crucial projects: reimbursement and product development. In addition to increasing our visibility in the healthcare sector, the issuance of positive payment policies by such companies as United Healthcare and Highmark Blue Cross and Blue Shield of Pennsylvania, served as the catalyst for the redesign and introduction of the faster, more compact, and more reliable XTRAC Ultra™ laser system. The realization of these two critical milestones subsequently triggered complementary marketing initiatives.

Initially, our marketing strategy was to place laser systems with physician partners in non-reimbursed areas to prime the claims process with major insurance companies in that geographic area. Any rejected claims were re-submitted through that insurance company’s appeals process, which would influence attainment of improved reimbursement in that targeted area. This process was repeated with all of our targeted areas throughout the United States and, with each new insurance company approval our marketplace grew. Once we achieved reasonable levels of reimbursement acceptance in specific geographies, we focused on increasing revenue using our marketing strategies to promote laser system placements in fully reimbursed environments.

We were pleased not only to expand our product offering in 2005, but to do it by adding a strategic component to our dermatology business. In March 2005, we acquired ProCyte Corporation -- a biotech company focused in skincare products based upon real science. ProCyte’s products utilize copper peptide as its main ingredient with results that are backed by clinical studies. Key opinion leaders recognize their products as unique and effective in treatment of skin disorder symptoms, as well as in management of cosmetic issues such as pigmentation, sun protection, moisturizing and skin rejuvenation, and hair care. The acquisition added strength to our balance sheet and broadened our distribution capabilities. We increased our sales force from 4 to 25 and our marketing department from 1 to 7.

In addition to our strong dermatology division, our surgical division continues to prove itself. We have already a good record of providing our fiber delivery systems to third parties on a private label basis, and now we see growing opportunities to do the same with our LaserPro® surgical diode laser system. The products and services of the surgical division provide a unique platform for hospitals to outsource the installation and management of laser systems and procedures in hospitals.

The combined strength of the dermatology and surgical divisions makes for one very solid company. The execution of our business plan is on track. XTRAC procedures have increased in four successive quarters. We have developed new products, expanded our sales force and firmed up our balance sheet, and with the reorganization of our management team paralleling the acquisition, certain members of our team were recognized as follows:

-
Mike Stewart, was promoted from Executive Vice President to Chief Operating Officer and in addition to his reimbursement initiatives, is responsible for our three plants in Washington, California and Pennsylvania;

-
Dennis McGrath our Chief Financial Officer, led the company to rank number one in the Philadelphia Region in Corporate Governance Practices, as ranked in an independent assessment by Institutional Shareholder Services, Inc.; and

-
I was named LifeSciences CEO of the year for the Greater Philadelphia & Central -Eastern Pennsylvania Regions, by the Eastern Technology Council, an honor that reflects the motivation and dedication of the whole PhotoMedex team.

The Company is attracting the attention of the investment community, as evidenced by the fact that it was invited to present at 4 major investment banking conferences: Noble Financial Group Small-Cap Conference; the CIBC World Markets 16th Annual Healthcare Conference; the CE Unterberg, Towbin Life Sciences Conference; and the Rodman & Renshaw Techvest 7th Annual Healthcare Conference. In addition, we were included in both the new Russell Microcap Index as well as the new NASDAQ Healthcare Index. Finally, the PhotoMedex management team was invited to ring the closing bell on NASDAQ in July. Not only was this a bell-ringing event for the Company, but it was also the ultimate team-building event of the year.

PhotoMedex has come a long way. We are extremely grateful for the support of all of our customers, employees, distributors and stockholders worldwide. Psoriasis is a major healthcare problem, affecting 80 million people worldwide; we are proud to be the provider of the XTRAC laser system, which affords the best clinical outcomes for psoriasis patients. We believe that the dedication and hard work of our employees and physician partners will provide the continued growth that we need, as we evolve from a developmental/roll-out stage healthcare company to a fully commercialized healthcare company in 2006.

In summary, we are committed to the continued growth of PhotoMedex, always keeping in mind that our goal is to provide cutting-edge technology to physicians, enabling them to provide better outcomes for their patients. Our belief is that in order to achieve our goal, we need to provide an exciting, secure work environment for our employees. Finally, our commitment to our stockholders is to do our job, vigorously pursue our goal, and, in doing so, we believe we will increase stockholder value.

Best regards,

/s/ Jeffrey F. O’Donnell

Jeffrey F. O’Donnell
President and CEO

PHOTOMEDEX, INC.
a Delaware corporation

EXECUTIVE OFFICES
147 Keystone Drive
Montgomeryville, Pennsylvania 18936
(215) 619-3600
________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 22, 2006
________________________

TO THE STOCKHOLDERS OF PHOTOMEDEX, INC.:

The Annual Meeting of Stockholders (the "Meeting") of PhotoMedex, Inc., a Delaware corporation ("we," "us" or "our"), will be held at our executive offices at 147 Keystone Drive, Montgomeryville, Pennsylvania 18936, on June 22, 2006, at 9:00 a.m., local time, to consider and vote on the following proposals:

(1)    To elect to our Board of Directors six (6) directors, to serve until our next Annual Meeting of Stockholders or until their successors are elected and qualify, subject to their prior death, resignation or removal.

(2)    To ratify the appointment of Amper, Politziner & Mattia, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

(3)    To transact such other business as may come before the Meeting and any adjournments thereto.

Our Board of Directors has fixed the close of business on May 19, 2006 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Meeting. Each share of PhotoMedex common stock is entitled to one vote on all matters presented at the Meeting. Your vote is important. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Meeting. Most stockholders have three options for submitting their vote: (1) via the Internet, (2) by phone or (3) by mail. For further details, see "Revocability of Proxies, Voting and Solicitation" on page 2. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient, and it saves your company significant postage and processing costs. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.

PHOTOMEDEX, INC.

Date: May 22, 2006	By:	/s/ Jeffrey F. O'Donnell
Montgomeryville, Pennsylvania		Jeffrey F. O'Donnell
Chief Executive Officer

INFORMATION CONCERNING SOLICITATION AND VOTING

The following information is provided to stockholders to explain the use of this Proxy Statement for the Meeting:

Record Date

Only stockholders of record at the close of business on May 19, 2006 (the "Record Date") are entitled to vote at the Meeting. Our common stock is our only class of voting securities. As of the Record Date, we had issued and outstanding 52,622,404 shares of common stock of record entitled to vote.

The list of all stockholders of record on May 19, 2006 will be available at the Meeting and at our executive offices at 147 Keystone Drive, Montgomeryville, Pennsylvania 18936, (215) 619-3600, for the ten (10) days preceding the Meeting.

Revocability of Proxies, Voting and Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of the common stock in their names that are beneficially owned by others. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to the beneficial owners. Solicitation will be primarily by mail, but may also be made by telephone, fax transmission or personal contact by us. Proxies are being solicited by our directors, officers or employees, who will not receive any additional compensation for such services. In addition, we have retained StockTrans, Inc. to assist in the solicitation of proxies for a fee of approximately $4,000, plus reasonable out-of-pocket expenses, if such solicitation should appear to be necessary or appropriate in the view of our management. Shares of common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, properly executed proxies will be voted for each of the proposals described below. No business other than that set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the Meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the enclosed form of proxy will vote such proxy in accordance with the recommendation of the Board of Directors.

Each share of common stock is entitled to one vote for each share held as of the Record Date, and there are no preemptive rights. Our current Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws do not provide for cumulative voting for the election of directors or any other purpose.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the  Meeting in person. Most stockholders have three options for submitting their votes: (1) via the Internet at www.votestock.com, (2) by telephone at 866-626-4508 or (3) by mail. If you have Internet access, we encourage you to record your vote on the Internet.  It is convenient, and it saves your company significant postage and processing costs. In addition, when you vote via the Internet or by phone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you attend the Meeting and are a registered holder, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, telephone or mail, will be superseded by the vote that you cast at the Meeting. At this year's Meeting, the polls will close at 9:00 a.m. Eastern Time, and no further votes will be accepted after that time. If you have any questions about submitting your vote, call our proxy soliciting firm and transfer agent, StockTrans, Inc. at (610) 649-7300.

You may revoke your proxy at any time prior to the close of the polls at the Meeting by: (1) submitting a later-dated vote, in person at the Meeting, via the Internet, by telephone or by mail, or (2) delivering instructions to our Corporate Secretary or Counsel prior to the Meeting via e-mail at dmcgrath@photomedex.com or dwoodward@photomedex.com, or by mail to Corporate Counsel, PhotoMedex, Inc. at 147 Keystone Drive, Montgomeryville, PA 18936. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

Quorum; Required Vote; Abstentions; Broker Non-Votes

Shares representing 50% of the voting power of the 52,622,404 shares of common stock outstanding on the Record Date, must be represented at the Meeting to constitute a quorum for conducting business. In the absence of a quorum, the stockholders present in person or by proxy, by majority vote and without further notice, may adjourn the meeting from time to time until a quorum is attained. At any reconvened meeting following such adjournment at which a quorum shall be present, any business may be transacted which might have been transacted at the Meeting as originally notified.

The required quorum for the transaction of business at the Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted "FOR" or "AGAINST" a matter are treated as being present at the Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Meeting (the "Votes Cast") with respect to such matter.

We will count abstentions for purposes of determining both: (i) the presence or absence of a quorum for the transaction of business, and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). Accordingly, abstentions will have the same effect as a vote against the proposal.

Further, we intend to count broker non-votes for the purpose of determining the presence or absence of a quorum for the transaction of business, although broker non-votes will not be counted for purposes of determining the number of Votes Cast with respect to a particular proposal on which the broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

Deadline for Receipt of Stockholder Proposals

Proposals of our stockholders that are intended to be presented by such stockholders at our next annual meeting of stockholders must be received by us no later than February 2, 2007, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. In the event, however, that we change the meeting date for the 2007 Annual Stockholders Meeting by more than 30 days from June 22, 2007, we will notify stockholders and allow a reasonable time for stockholder proposals to be included in the notice of annual meeting. A stockholder proposal will need to comply with the Securities and Exchange Commission (the “Commission”) regulations under Rule 14a-8 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Although the Board will consider stockholder proposals, we reserve the right to omit from our proxy statement, or to vote against, stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

You may write to Jeffrey F. O’Donnell, President and Chief Executive Officer at our principal executive office, 147 Keystone Drive, Montgomeryville, Pennsylvania 18936, to deliver the materials and notices discussed above regarding the requirements for making stockholder proposals.

Requests for Written Materials

Upon written request, we will provide without charge, and are providing in the mailing of this Proxy Statement a copy of our Annual Report on Form 10-K, for the year ended December 31, 2005, to any stockholder of record or any stockholder who owned common stock listed in the name of a bank or broker, as nominee, at the close of business on the Record Date. Copies of our Quarterly Reports on Form 10-Q are available from our website at www.photomedex.com.

Requests should be addressed to us, to the attention of PhotoMedex, Inc., Jeffrey F. O’Donnell, Chief Executive Officer, 147 Keystone Drive, Montgomeryville, Pennsylvania 18936, (215) 619-3600.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table reflects, as of May 19, 2006, unless otherwise noted, the beneficial common stock ownership of: (a) each of our directors, (b) of our Named Executive Officers set forth in the Summary Compensation Table, (c) each person known by us to be a beneficial holder of five percent (5%) or more of our common stock, and (d) all of our executive officers and directors as a group:

Name and Address Of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (1)
Richard J. DePiano (2)	218,050	*
Jeffrey F. O’Donnell (3)	859,250	1.62
Dennis M. McGrath (4)	629,000	1.19
Michael R. Stewart (5)	308,940	*
John F. Clifford (6)	699,079	1.32
Alan R. Novak (7)	199,851	*
David Anderson (8)	78,750	*
Warwick Alex Charlton (9)	341,250	*
Anthony J. Dimun (10)	200,000	*
Corsair Reporting Persons (11)	3,418,794	6.46
Wellington Management Co., L.P. (12)	7,180,002	13.64
All directors and officers as a group (9 persons) (13)	3,534,170	6.46

*Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the Commission. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of May 19, 2006, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated in the footnotes to this table, we believe stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder's name. Unless otherwise indicated, the officers, directors and stockholders can be reached at our principal offices. Percentage of ownership is based on 52,622,404 shares of common stock outstanding as of May 19, 2006.

(2)
Includes 31,800 shares and options to purchase up to 186,250 shares of common stock. Does not include options to purchase up to 8,750 shares of common stock, which may vest more than 60 days after May 19, 2006. Mr. DePiano's address is 351 East Conestoga Road, Wayne, Pennsylvania 19087.

(3)
Includes 3,000 shares, 525,000 additional shares subject to restriction agreement with us and options to purchase up to 331,250 shares of common stock. Does not include options to purchase up to 418,750 shares of common stock, which may vest more than 60 days after May 19, 2006. Mr. O’Donnell’s address is c/o PhotoMedex, 147 Keystone Drive, Montgomeryville, PA 18936.

(4)
Includes 4,000 shares, 335,000 additional shares subject to restriction agreement with us and options to purchase up to 290,000 shares of common stock. Does not include options to purchase up to 335,000 shares of common stock, which may vest more than 60 days after May 19, 2006. Mr. McGrath’s address is c/o PhotoMedex, 147 Keystone Drive, Montgomeryville, PA 18936.

(5)
Includes 1,440 shares and options to purchase 307,500 shares of common stock. Does not include options to purchase up to 232,500 shares of common stock, which may vest more than 60 days after May 19, 2006. Mr. Stewart’s address is c/o PhotoMedex, 147 Keystone Drive, Montgomeryville, PA 18936.

(6)
Includes 227,796 shares and options to purchase up to 471,283 shares of common stock. Does not include options to purchase up to 176,037 shares of common stock, which may vest more than 60 days after May 19, 2006. Mr. Clifford’s address is c/o PhotoMedex, 147 Keystone Drive, Montgomeryville, PA 18936.

(7)
Includes 28,601 shares of common stock and options to purchase up to 171,250 shares of common stock. Does not include options to purchase up to 8,750 shares of common stock, which may vest more than 60 days after May 19, 2006. Mr. Novak's address is 3050 K Street, NW, Suite 105, Washington, D.C. 20007.

(8)
Includes options to purchase up to 78,750 shares of common stock. Does not include options to purchase up to 8,750 shares of common stock, which may vest more than 60 days after May 19, 2006. Mr. Anderson's address is c/o PhotoMedex, 147 Keystone Drive, Montgomeryville, PA 18936.

(9)
Includes 170,000 shares of common stock owned by True North Partners, L.L.C., of which Mr. Charlton may be deemed to be an affiliate, and options to purchase 171,250 shares of common stock. Does not include options to purchase up to 8,750 shares of common stock, which may vest more than 60 days after May 19, 2006. Mr. Charlton's address is 444 Madison Avenue, Suite 605, New York, New York 10022.

(10)
Includes 95,000 shares of common stock owned by Mr. Dimun and his wife and options to purchase up to 105,000 shares of common stock. Does not include options to purchase up to 8,750 shares of common stock, which may vest more than 60 days after May 19, 2006. Mr. Dimun’s address is 46 Parsonage Hill Road, Short Hills, New Jersey 07078.

(11)
Includes 3,158,500 shares of common stock and warrants to purchase up to 260,294 shares. Certain of the shares are held in various denominations by Corsair Capital Partners, L.P., a Delaware limited partnership ("Corsair Capital Partners"), Corsair Long Short International, Ltd., a Cayman Islands exempted company ("Corsair International"), Corsair Select, L.P., a Delaware limited partnership ("Corsair Select"), Corsair Capital Partners 100, L.P., a Delaware limited partnership ("Corsair 100"), Corsair Capital Investors, Ltd., a Cayman Islands exempted company ("Corsair Investors", and together with Corsair Capital Partners, Corsair International, Corsair Select and Corsair 100, the "Corsair Entities"), each of which are private investment funds. Corsair Capital Management, L.L.C. ("Corsair Capital Management") is the investment manager of each of the Corsair Entities, and also is the manager of certain other separately managed accounts which hold 487,307 additional shares. As the investment manager of the Corsair Entities, and the manager of such other separate accounts, Corsair Capital Management has the power to vote and/or dispose of those shares of common stock held by such persons and accordingly, may be deemed to be the beneficial owner of such shares. Jay R. Petschek ("Petschek") and Steven Major ("Major," and together with the Corsair Entities, Corsair Capital Management and Petschek, the "Corsair Reporting Persons") are the controlling principals of Corsair Capital Management. Mr. Major beneficially owns 21,100 additional shares of common stock. Accordingly, the Corsair Reporting Persons may collectively be deemed to be the beneficial owners of 3,418,794 shares of common stock, including 3,158,500 shares of common stock and warrants to purchase up to 260,294 shares. Neither the use of the terms "Corsair Entities" or "Corsair Reporting Persons" nor the aggregation of ownership interests by the Corsair Reporting Persons, as described herein, necessarily implies the existence of a group for purposes of Section 13(d)(3) of the Exchange Act or any other purpose. The foregoing information has been derived from a Schedule 13G filed on behalf of certain of the Corsair Reporting Persons, on February 14, 2006. The address of the Corsair Reporting Persons is 350 Madison Avenue, 9th Floor, New York, NY 10017.

(12)
Wellington Management Company, LLP is an investment adviser which has shared voting powers with respect to 7,180,002 shares of common stock owned of record by its clients. The foregoing information has been derived from a Schedule 13G filed on behalf of Wellington Management on February 14, 2006. The address of Wellington Management is 75 State Street, Boston, MA 02109.

(13)
Includes 561,637 unrestricted shares, 860,000 restricted shares and options to purchase 2,112,533 shares of common stock. Does not include options to purchase up to 1,197,287 shares of common stock, which may vest more than 60 days after May 19, 2006.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

We currently have six (6) members on our Board of Directors. These six members of our current Board of Directors have been nominated for election at the Meeting to hold office until the next annual meeting or until their successors are qualified, subject to their prior death, resignation or removal. There are no family relationships among any of our directors and executive officers. In the absence of instructions to the contrary, shares of common stock represented by properly executed proxies will be voted for the six (6) nominees listed herein below, all of whom are recommended by our management and who have consented to be named and to serve if elected.

In the event that any nominee recommended by the Nominations and Corporate Governance Committee is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the Record Date, and is based in part on information furnished by the nominees and in part from our records.

The affirmative vote of a plurality of the Votes Cast at the Meeting is required to elect the directors nominated above. That means the six (6) nominees will be elected if they receive more affirmative votes than any other nominees.

The Board of Directors unanimously recommends a vote FOR each nominee.

Set forth below is certain information with respect to each individual currently serving as a director of the Company:

Richard J. DePiano was appointed to our Board of Directors in May 2000 and was unanimously elected to serve as Non-Executive Chairman of the Board on January 31, 2003. Mr. DePiano has been a director of Escalon Medical Corp., a publicly traded healthcare business specializing in the development and marketing of ophthalmic devices and pharmaceutical and vascular access products, since February 1996, and has served as its Chairman and Chief Executive Officer since March 1997. Mr. DePiano has been the Chief Executive Officer of the Sandhurst Company, L.P. and Managing Director of the Sandhurst Venture Fund since 1986. Mr. DePiano was also the Chairman of the Board of Directors of Surgical Laser Technologies, Inc. prior to our acquisition of it in 2002. As of May 19, 2006, Mr. DePiano is 64 years of age.

Jeffrey F. O’Donnell joined PhotoMedex in 1999 as President and Chief Executive Officer and has served as a member of the Board of Directors since that date. Prior to joining PhotoMedex, he was employed by Radiance Medical Systems (originally Cardiovascular Dynamics) as Vice President of Sales and Marketing from 1995 to 1997; from 1997 to 1999 he served as its President and Chief Executive Officer and subsequently assumed a role as non-executive Chairman of the Board. Previously, from 1994 to 1995, Mr. O’Donnell held the position of President and Chief Executive Officer of Kensey Nash Corporation. Additionally, he has held several senior sales and marketing management positions at Boston Scientific, Guidant and Johnson & Johnson Orthopedic. In addition to sitting on the Board of Directors for PhotoMedex, Mr. O’Donnell is currently a member of the Board of Directors of of Endologix, Inc., Cardiac Sciences and Replication Medical, Inc. and served until December 28, 2004 on the Board of Directors of Escalon Medical Corp. Mr. O’Donnell graduated from LaSalle University in 1982 with a B.S. in business administration. As of May 19, 2006, Mr. O’Donnell is 46 years of age.

Alan R. Novak   was appointed to our Board of Directors in October 1997. Mr. Novak is Chairman of Infra Group, L.L.C., an international project finance and development company. He is also Chairman of Lano International, Inc., a real estate development company. Mr. Novak is a graduate of Yale University, Yale Law School, and Oxford University as a Marshall Scholar. Mr. Novak practiced law at Cravath, Swaine & Moore and Swidler & Berlin, Chartered. His public service includes three years as an officer in the United States Marine Corps, a U.S. Supreme Court clerkship with Justice Potter Stewart, Senior Counsel to Senator Edward M. Kennedy, Senior Executive Assistant to Undersecretary of State, Eugene Rostow, and the Executive Director of President Johnson’s Telecommunications Task Force. Mr. Novak was appointed by President Carter and served for five years as Federal Fine Arts Commissioner. As of May 19, 2006, Mr. Novak is 71 years of age.

Warwick Alex Charlton was appointed to our Board of Directors and served as the Non-Executive Chairman of the Board of Directors from March 8, 1999 to January 31, 2003. For the past five years, Mr. Charlton has been the Managing Director of True North Partners L.L.C., a venture capital firm specializing in the healthcare field. Mr. Charlton has 19 years of business experience, consisting of ten years of line management experience and nine years in the consulting profession (previously with Booz Allen & Hamilton and the Wilkerson Group). Mr. Charlton received an honors degree in Marketing from the University of Newcastle and an M.B.A. from Cranfield Institute of Technology. Mr. Charlton was formerly a Vice President of CSC Healthcare, Inc. and serves as a member of the Board of Directors of Intercure, Inc. and as an advisor to the Board of Directors of Balance Pharmaceuticals, Inc. As of May 19, 2006, Mr. Charlton is 46 years of age.

Anthony J. Dimun was appointed to our Board of Directors on October 3, 2003. He has served since May 2001 as Chairman of Nascent Enterprises, L.L.C., a medical device venture advisory firm. He also has served since 1987 as the Managing Director and Chief Executive Officer of Strategic Concepts, Inc., a financial advisory company with specific focus on venture capital and acquisition transactions. From March 1991 to May 2001, Mr. Dimun served as Executive Vice President and Chief Financial Officer of Vital Signs, Inc., a publicly held, anesthesia and respiratory medical device company. Mr. Dimun also serves as a member of the Board of Trustees of the New Jersey Center for Biomaterials, a non-profit collaboration of the three leading New Jersey universities. Prior to 1991, Mr. Dimun held positions as a Certified Public Accountant with several national accounting firms and served as Senior Vice President for an international merchant-banking firm. As of May 19, 2006, Mr. Dimun is 62 years of age.

David W. Anderson was appointed to our Board of Directors on September 28, 2004. He has over twenty years of entrepreneurial management experience in the medical device, orthopedics and pharmaceutical fields. Since November 2004, Mr. Anderson has been the President and Chief Executive Officer of Gentis, Inc., a privately held spinal implant technology company. Prior to that position, Mr. Anderson served 5 years as President and Chief Executive Officer of Sterilox Technologies, Inc., the world’s leader in the development and marketing of non-toxic biocides; 5 years at Bionx Implants, Inc., a publicly traded orthopedic sports medicine and trauma company, and 3 years at Kensey Nash Corporation, a publicly traded cardiology and biomaterials company. In addition, Mr. Anderson was previously Vice President of LFC Financial Corp., a venture capital and leasing company, where he was responsible for LFC’s entry into the healthcare market; and was a founder and Executive Vice President of Osteotech, Inc., a high-technology orthopedic start-up. Mr. Anderson is also a Director of Vision Sciences (Nasdaq: VSCI) and several private orthopaedic companies. As of May 19, 2006, Mr. Anderson is 53 years of age.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

 Board Meetings, Director Compensation and Annual Meetings

The Board of Directors met nine times in 2005 and took action by means of unanimous written consent three times. All directors attended all meetings of the Board, except that one director was excused from one such meeting.

Directors who are also our employees receive no separate compensation for serving as directors or as members of Board committees. Directors who are not our employees are compensated under our 2000 Non-Employee Director Plan. Each director receives non-qualified options to purchase up to 35,000 shares of our common stock on an annual basis. Each outside director receives an annual cash retainer of $20,000 and is also paid $1,000 for personal attendance at each meeting of the Board and each committee meeting held not in conjunction with meetings of the Board itself, and $500 for telephonic attendance at each Board or committee meeting, excluding meetings of limited scope and duration. We pro-rate the retainer for a director serving less than a full year.

Our directors are encouraged to attend the Meeting of Stockholders. Mr. DePiano, assisted by Mr. Anderson, presided over the 2005 Annual Meeting of Stockholders; other directors were available via telephone for any questions.

Director Qualifications

We believe that our directors should have the highest professional and personal ethics and values, consistent with our long-standing values and standards. They should have broad experience at the policy-making level in business or banking. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties for us. Each director must represent the interests of all stockholders. When considering potential director candidates, the Board also considers the candidate’s character, judgment, diversity, age, skills, including financial literacy and experience in the context of our needs and the needs of the Board of Directors. The Nominations and Corporate Governance Committee is searching for a seventh director.

Director Independence

The Board of Directors has determined that each of its directors with the exception of Mr. O’Donnell is an “independent director” as such term is defined in the Marketplace Rule 4200(a)(15) of The Nasdaq Stock Market, Inc. (“Nasdaq”). At least twice a year, the independent members of our Board of Directors meet in executive session and separately from the full Board of Directors and outside the presence of our management in executive session.

Compensation, Nominations and Corporate Governance and Audit Committees

General.

The Board maintains charters for select committees, and from time to time may appoint ad hoc committees for special purposes. In addition, the Board has adopted a written set of corporate governance guidelines, a code of business conduct and ethics and a code of conduct for our chief executive and senior financial officers that formalizes practices that we already have in place. We have adopted a Code of Ethics on Interactions with Health Care Professionals and have adopted a related Comprehensive Compliance Program. To view the charters of the Audit, Compensation and Nominations and Corporate Governance Committees, the Code of Ethics and Comprehensive Compliance Program, the corporate governance guidelines and the codes of conduct and our whistle blower policy, please visit our website at www.photomedex.com (this website address is not intended to function as a hyperlink, and the information contained on our website is not intended to be a part of this Proxy Statement).

Compensation Committee.

The Compensation Committee is composed of Messrs. Charlton, DePiano, Dimun and Novak. Mr. Dimun serves as the Chairman of the Compensation Committee. The Board determined in 2005 that each member of the Compensation Committee is "independent" under the requirements of the Commission and the standards of Nasdaq listed above. The Compensation Committee held 14 meetings during 2005.

Our Compensation Committee discharges the Board’s responsibilities relating to compensation of our Chief Executive Officer, other executive officers and directors, produces an annual report on executive compensation for inclusion in our annual proxy statement, and provides general oversight of compensation structure. Other specific duties and responsibilities of the Compensation Committee include:

·	reviewing and approving objectives relevant to executive officer compensation;

·	evaluating performance and determining the compensation of our Chief Executive Officer and other executive officers in accordance with those objectives;

·	reviewing employment agreements for executive officers;

·	recommending to the Board the compensation for our directors;

·	administering our stock option plans (except the 2000 Non-Employee Director Stock Option Plan); and

·	evaluating human resources and compensation strategies.

The Compensation Committee reviews executive compensation from time to time and reports to the Board of Directors, which makes all decisions. The Compensation Committee adheres to several guidelines in carrying out its responsibilities, including performance by the employees, our performance, enhancement of stockholder value, growth of new businesses and new markets and competitive levels of fixed and variable compensation. The Compensation Committee reviews and approves the annual salary and bonus for each executive officer (consistent with the terms of any applicable employment agreement), provides oversight for employee benefit plans (and changes thereto) and administers our stock option plans and such other employee benefit plans as may be adopted by us from time to time. The report of the Compensation Committee for 2005 is presented below.

The Compensation Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. As stated above, copies of the charter can be obtained free of charge from our website at www.photomedex.com or by contacting us at the address appearing on the first page of the proxy statement to the attention of the Secretary.

Nominations and Corporate Governance Committee.

The Nominations and Corporate Governance Committee is composed of Messrs. Anderson, DePiano and Novak. Mr. Anderson serves as the Chairman of the Nominations and Corporate Governance Committee. The Board of Directors determined in 2006 that each member of the Nominations and Corporate Governance Committee is “independent” under the requirements of the Commission and Nasdaq. The Nominations and Corporate Governance Committee held 3 meetings during 2005.

  Our Board has established a Nominations and Corporate Governance Committee for the purpose of reviewing all Board-recommended and stockholder-recommended nominees, determining each nominee’s qualifications and making a recommendation to the full Board as to which persons should be our Board’s nominees. The Nominations and Corporate Governance Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. As stated above, copies of the charter can be obtained free of charge from our website at www.photomedex.com or by contacting us at the address appearing on the first page of the proxy statement to the attention of the Secretary.

The duties and responsibilities of the Nominations and Corporate Governance Committee include:

·	identifying and recommending to our Board individuals qualified to become members of our Board and to fill vacant Board positions;

·	overseeing the compensation of non-employee directors, including administering the 2000 Non-Employee Director Stock Option Plan;

·	recommending to our Board the director nominees for the next annual meeting of stockholders;

·	recommending to our Board director committee assignments;

·	reviewing and evaluating succession planning for our Chief Executive Officer and other executive officers;

·	monitoring the independence of our Board members;

·	developing and overseeing our corporate governance principles applicable to our Board members, officers and employees;

·	monitoring the continuing education program for our directors; and

·	evaluating annually the Nominations and Corporate Governance Committee charter.

Our Board of Directors believes that it is necessary that the majority of our Board of Directors be comprised of independent directors and that it is desirable to have at least one audit committee financial expert serving on the Audit Committee. The Nominations and Corporate Governance Committee considers these requirements when recommending Board nominees. Our Nominations and Corporate Governance utilizes a variety of methods for identifying and evaluating nominees for director. Our Nominations and Corporate Governance Committee will regularly assess the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or other circumstances. When considering potential director candidates, the Nominations and Corporate Governance Committee also considers the candidate’s character, judgment, diversity, age, skills, including financial literacy, and experience in the context of our needs and the needs of our existing directors. The committee is currently searching for a seventh director. While the Nominations and Corporate Governance Committee has authority to do so, we have not, as of the date hereof, paid any third party to assist in identifying and evaluating Board nominees.

Audit Committee

The members of the Audit Committee are Messrs. Anderson, DePiano and Dimun. Mr. DePiano serves as Chairman of the Audit Committee. The Board of Directors determined for 2006 that each member of the Audit Committee satisfies the independence and other composition requirements of the Commission and Nasdaq. Our Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” under Item 401(h) of Regulation S-K under the Exchange Act, and has the requisite accounting or related financial expertise required by applicable Nasdaq rules. The Audit Committee meets regularly and held 8 meetings during 2005.

Our Board of Directors has established an Audit Committee to assist the Board in fulfilling its responsibilities for general oversight of the integrity of our consolidated financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of independent auditors and our internal audit function, and risk assessment and management. The duties of the Audit Committee include:

·	appointing, evaluating and determining the compensation of our independent auditors;

·	reviewing and approving the scope of our annual audit, the audit fee and the financial statements;

·	reviewing disclosure controls and procedures, internal control over financial reporting, the internal audit function and corporate policies with respect to financial information;

·	reviewing other risks that may have a significant impact on our financial statements;

·	preparing the Audit Committee report for inclusion in the annual proxy statement;

·	establishing procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters; and

·	annually evaluating the Audit Committee charter.

The Audit Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. As stated above, copies of the charter can be obtained free of charge from our website at www.photomedex.com or by contacting us at the address appearing on the first page of the proxy statement to the attention of the Secretary.

Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of our Board or Compensation Committee and any member of the board of directors or compensation committee of any other companies, nor has such interlocking relationship existed in the past.

PROPOSAL 2 - RATIFICATION OF AMPER, POLITZINER & MATTIA, P.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

We first engaged Amper, Politziner & Mattia, P.C. on June 9, 2004 to be our independent registered public accounting firm. Amper, Politziner & Mattia, P.C. has conducted reviews of our results for the quarters ended March 31, 2005, June 30, 2005, September 30, 2005 and an audit of our financial statements (and system of internal controls over financial reporting) for the year ended December 31, 2005. The Audit Committee of the Board has selected Amper, Politziner & Mattia, P.C., independent registered public accountants, to audit our financial statements and opine on our system of internal controls for the fiscal year ending December 31, 2006. Consistent with that selection, Amper, Politziner & Mattia has reviewed our results for the quarter ended March 31, 2006. Representatives of Amper, Politziner & Mattia are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Amper Politziner & Mattia, P.C as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Amper Politziner & Mattia, P.C to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of us and our stockholders.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the outstanding common stock present in person or by proxy at the Meeting is required to ratify the selection of Amper, Politziner &Mattia, P.C.

The Board of Directors Unanimously Recommends a Vote "FOR" ratification of the appointment of Amper, Politziner & Mattia, P.C. as our independent registered public accounting firm.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information concerning compensation of our Chief Executive Officer and each of the other most highly compensated executive officers whose total compensation exceeds $100,000 (the “Named Executive Officers”), for the years ended December 31,
2005, 2004 and 2003:

	Annual Compensation		Long Term Compensation Awards
Name	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	Payouts All other Compensation ($)
Jeffrey F. O'Donnell (CEO)
	2005	350,000	92,000	12,000	0	150,000	0	0
	2004	350,000	150,000	12,000	0	150,000	0	0
	2003	350,000	150,000	12,000	0	125,000	0	0
Dennis M. McGrath
	2005	285,000	60,000	12,000	0	140,000	0	0
	2004	285,000	100,000	12,000	0	125,000	0	0
	2003	285,000	100,000	12,000	0	110,000	0	0
Michael R. Stewart
	2005	255,671	43,750	12,000	0	140,000	0	0
	2004	235,000	70,000	12,000	0	75,000	0	0
	2003	235,000	70,000	12,000	0	75,000	0	0
John F. Clifford
	2005	228,860	0	9,000	0	250,000	0	0

“Bonus” in the foregoing table is the bonus earned in the period, even though it will have been paid in a subsequent period. “Other Annual Compensation” includes a car allowance.   “Stock Options” are reflected in the year in which the options were granted.

Employment Agreement with Jeffrey F. O'Donnell . In November 1999, we entered into an employment agreement with Jeffrey F. O'Donnell to serve as our President and Chief Executive Officer and amended and restated that agreement in August 2002. This agreement has been renewed through December 31, 2006 and will expire then if we give due notice by December 1, 2006. If notice is not given, then the agreement will renew for an additional year and thereafter on an annual basis.   Mr. O'Donnell's current base salary is $350,000 per year. If we terminate Mr. O'Donnell other than for "cause" (which definition includes nonperformance of duties or competition by the employee with our business), then he will receive severance pay equal to $350,000, payable over 12 months. If a change of control occurs and Mr. O’Donnell becomes entitled to severance pay by virtue of provisions related to the change of control, then he may become entitled to severance equal to 200% of his then base salary in a lump sum.

On January 15, 2006, Mr. O’Donnell was granted 200,000 incentive stock options having an exercise price of $2.50 and a life of 10 years, vesting ratably over the first 5 years. In the event of a sale of the Company, the options will become fully vested and exercisable. On that date, he was also awarded from the 2005 Equity Compensation Plan and as of the same date 525,000 restricted shares of our common stock, having a purchase price at $0.01 per share. Shares that are purchased will be held in escrow by us for as long as they are subject to our right of repurchase. Our right of repurchase will continue for so long as the shares remain subject to performance restrictions and time restrictions.

As to the performance restrictions, our repurchase right will lapse if the trading price of our common stock attains certain targets above the 2005 Average Price, which by contract was set at $2.50, being higher than the average fair market value (generally the closing price of our common stock) for each of the trading days in the 90-day period ending on December 28, 2005. For the years 2006 through 2010, the Average Price will mean the average fair market value of our common stock for each of the trading days in the last three months of the calendar year. Our right of repurchase shall lapse with respect to 20% of the purchased shares if the 2006 Average Price equals or exceeds the 2006 Target Price, where the term “2006 Target Price” will equal 125% of the 2005 Average Price, or $3.13, and where the lapse shall be effective as of December 31, 2006. Likewise, our right of repurchase will lapse with respect to 20% of the purchased shares if the 2007 Average Price equals or exceeds the 2007 Target Price, where the term “2007 Target Price” will equal 125% of the 2006 Target Price, or $3.91, and so on. For 2010, if the 2010 Average Price equals or exceeds the 2010 Target Price of $7.64, then our right of repurchase will lapse with respect to all of the purchased shares for which our repurchase right has not previously lapsed, and such lapse will be effective as of December 31, 2010. As to time restrictions, to the extent that any of the purchased shares remain subject to our right of repurchase and therefore are unvested, they will vest ratably (i.e. one-third) on the fifth, sixth and seventh anniversaries of the award of the restricted shares.

However, in the event of a transaction that constitutes a change in control of the Company, our right of repurchase will lapse with respect to the performance restrictions on the restricted shares that are unvested immediately prior to the consummation of such transaction. Where the per-share purchase price paid or deemed paid in connection with such change in control is equal to or greater than a Target Price described above, then it shall be deemed that the Target Price has been attained as of the change in control, and our repurchase rights applicable to such Target Price will lapse. Shares that have not vested on a change of control will remain subject to such repurchase restriction. Such shares still subject to repurchase shall vest ratably and monthly over the period of time (but not greater than 36 months) that the acquirer in the change in control event contracts for Mr. O’Donnell's services. If the acquirer opts not to contract for such services, then the unvested balance of shares will vest as of the change in control event.

Employment Agreement with Dennis M. McGrath.  In November 1999, we entered into an employment agreement with Dennis M. McGrath to serve as our Chief Financial Officer and Vice President-Finance and Administration and amended and restated that agreement in August 2002. This agreement has been renewed through December 31, 2006 and will expire then if we give due notice by December 1, 2006. If due notice is not given, then the agreement will renew for an additional year and thereafter on an annual basis. Mr. McGrath's current base salary is $285,000 per year.   If we terminate Mr. McGrath other than for "cause" (which definition includes nonperformance of duties or competition of the employee with our business), then he will receive severance pay equal to $285,000, payable over 12 months. If a change of control occurs and Mr. McGrath becomes entitled to severance pay by virtue of provisions related to the change of control, then he may become entitled to severance equal to 200% of his then base salary in a lump sum.

On January 15, 2006, Mr. McGrath was awarded from the 2005 Equity Compensation Plan 335,000 restricted shares of our common stock, having a purchase price at $0.01 per share. The terms and conditions applicable to Mr. McGrath’s award of restricted stock are the same as the terms and conditions applicable to the award to Mr. O’Donnell, which are discussed above.

Employment Agreement with Michael R. Stewart. Effective December 27, 2002, Michael R. Stewart became the Company’s Executive Vice President of Corporate Operations, pursuant to an employment agreement. Mr. Stewart became our Chief Operating Officer on July 19, 2005, at which time he was granted 40,000 options. Mr. Stewart’s current base salary is $250,000 per year. This agreement has been renewed through December 31, 2006  and will expire then if we give due notice by December 1, 2006. If due notice is not given, then the agreement will renew for an additional year and thereafter on an annual basis. If we terminate Mr. Stewart other than for “cause” (which definition includes nonperformance of duties or competition of the employee with our business), then he will receive severance pay equal to his base pay, payable over 12 months. If a change of control occurs and Mr. Stewart becomes entitled to severance pay by virtue of provisions related to the change of control, then he may become entitled to severance equal to 200% of his then base salary, payable over 12 months.

Employment Agreement with John F. Clifford. Effective March 18, 2005,  John F. Clifford became our Executive Vice President, Dermatology, pursuant to a three-year employment agreement. However, Mr. Clifford will be leaving the Company in the second quarter 2006. We have entered into a Separation Agreement dated April 30, 2006 with him. Under the terms of the Separation Agreement, Mr. Clifford's Employment Agreement, dated March 18, 2005, with us was terminated.

Pursuant to the Separation Agreement, Mr. Clifford will resign as our Executive Vice President on a date convenient to both parties, but no later than June 30, 2006. Mr. Clifford will continue to receive his current base salary through the resignation date. For a two-year period following his resignation date, Mr. Clifford will act as a consultant to us in the dermatology market. In his first year as our consultant, Mr. Clifford will receive a severance compensation equal to $300,000. In the second year, Clifford will receive three payments of $17,500 each on the first day of the first, second and third months of such year. We will pay for Mr. Clifford’s coverage under our health plan until the later of September 30, 2007 or the date upon which Mr. Clifford secures comparable, full-time employment with another employer. Mr. Clifford’s participation in all our other benefit plans, including our 401(k) plan and auto allowance benefit, will terminate as of the date of his resignation. Mr. Clifford’s outstanding stock options will continue to vest on their regular schedule up to his resignation date. On Mr. Clifford’s resignation date, one-half of his unvested options shall fully vest and the remaining unvested options shall be cancelled. Such vested options will remain exercisable by him during his consulting period and for a period of 90 days thereafter. Any options that are not exercised by Mr. Clifford during such period shall be cancelled at that time.

As a condition to receiving the benefits under the Separation Agreement, Mr. Clifford has, among other things, released us from any and all past, present and future alleged claims, agreed to keep all information relating to our business confidential and agreed not to compete with us for a period of one year (two years with respect to certain activities) following the date of his resignation.

Termination of Employment and Change of Control Agreements

In addition to the Employment Agreements with Messrs. O'Donnell, McGrath and Stewart described above, we also have arrangements with other key employees under which we would be obliged to pay compensation upon their termination outside a context of change of control, and, for a lesser number of key employees, by virtue of a change of control. If all such executive officers and key employees were terminated other than for cause and not within a change of control, we would have had an aggregate commitment of approximately $2,460,000 at December 31, 2005 for severance and related compensation. The obligation for such compensation that would arise in favor of the executive officers and certain key employees by virtue of a change of control would have been approximately $2,549,000 at December 31, 2005. These estimates for December 31, 2005 do not reflect the effect of the Separation Agreement we have entered into with Mr. Clifford on April 30, 2006.

Option/SAR Grants Table

The following table sets forth certain information concerning grants of stock options to our executive officers for the year ended December 31, 2005:

	Individual Grants				Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation For Option Term (1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees In Fiscal Year	Exercise Or Base Price ($/Share) (1)	Expiration Date (1)	5% ($)	10% ($)

Jeffrey F. O’Donnell	150,000	10.27%	$2.45	3/1/10	$—	$55,716

Dennis M. McGrath	140,000	9.59%	$2.45	3/1/10	$—	$51,889

Michael R. Stewart	100,000	6.85%	$2.45	3/1/10	$—	$37,063

Michael R. Stewart	40,000	2.45%	$2.63	7/19/10	$—	$3,301

John F. Clifford	250,000	17.12%	$2.78	4/4/10	$—	$4,802

1.
This chart assumes a market price of $1.78 for the common stock, the closing sale price for our common stock on the Nasdaq National Market System as of December 31, 2005, as the assumed market price for the common stock with respect to determining the "potential realizable value" of the shares of common stock underlying the options described in the chart, as reduced by any lesser exercise price for such options. Further, the chart assumes the annual compounding of such assumed market price over the relevant periods, without giving effect to commissions or other costs or expenses relating to potential sales of such securities. Our common stock has a limited trading history. These values are not intended to forecast the possible future appreciation, if any, price or value of the common stock.

Option Exercises and Year-End Values

The following table sets forth information with respect to the exercised and unexercised options to purchase shares of common stock for our executive officers held by them at December 31, 2005:

			Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In the Money Options at December 31, 2005 (2)
Name	Shares Acquired on Exercise	Value Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Jeffrey F. O’Donnell	0	0	300,000	250,000	$98,750	$7,500
Dennis M. McGrath	0	0	196,250	288,750	$86,900	$6,600
Michael R. Stewart	0	0	225,000	215,000	$—	$—
John F. Clifford	0	0	397,320	250,000	$112,905	$—

(1)
Represents an amount equal to the number of options multiplied by the difference between the closing price for the common stock in the Nasdaq National Market System on the date of exercise and any lesser exercise price.

(2)
Represents an amount equal to the number of options multiplied by the difference between the closing price for the common stock in the Nasdaq National Market System on December 31, 2005 ($1.78 per share) and any lesser exercise price. Only “in the money” options are included.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is composed solely of directors who are not our current or former employees, and each is independent under Nasdaq’s revised listing standards. The Board of Directors has delegated to the Compensation Committee the responsibility to review and approve our compensation and benefits plans, programs and policies, including the compensation of the Chief Executive Officer and our other executive officers as well as middle-level management and other key employees. The Compensation Committee administers all of our executive compensation programs, incentive compensation plans and equity-based plans and provides oversight for all of our other compensation and benefit programs.

The Compensation Committee intends to govern and administer compensation plans to support the achievement of our long-term strategic objectives, to enhance stockholder value, to attract, motivate and retain highly qualified employees by paying them competitively and rewarding them for their own and our success, and, to the extent consistent with these objectives, to maximize the deductibility of compensation for tax purposes. However, the Compensation Committee may decide to exceed the tax deductible limits established under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") when such a decision appears to be warranted based upon competitive and other factors.

The key components of the compensation program for executive officers are base salary and bonus, and long-term incentives in the form of stock options and now, under the 2005 Equity Compensation Plan, in the form of restricted shares of our common stock. These components are administered with the goal of providing total compensation that is competitive in the marketplace, recognizes meaningful differences in individual performance and offers the opportunity to earn superior rewards when merited by individual and corporate performance.

Base Salaries. Base salaries for our executive officers are designed to provide a base pay opportunity that is appropriately competitive within the marketplace. As an officer's level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon our financial performance and stock price appreciation rather than base salary. Adjustments to each individual’s base salary are made in connection with annual performance reviews in addition to the assessment of market competitiveness.

Bonus. At the outset of a fiscal year, the Compensation Committee establishes a bonus program for executive officers and other managers and key employees eligible to participate in the program. The program is based on a financial plan for the fiscal year and other business factors. The amount of bonus, if any, hinges on corporate performance and financial condition and on the performance of the participant in the program. A program will typically allow some partial or discretionary awards based on an evaluation of the relevant factors. Provision for bonus expense is typically made over the course of a fiscal year. The provision becomes fixed based on the final review of the Committee, which is usually made after the financial results of the fiscal year have been reviewed by our independent registered public accounting firm.

Long-Term Incentives.   Grants of stock options under our stock option plans are designed to provide executive officers and other managers and key employees with an opportunity to share, along with stockholders, in our long-term performance. Stock option grants are generally made annually to all executive officers, with additional grants being made following a significant change in job responsibility, scope or title or a significant achievement. The size of the option grant to each executive officer is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with us, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. Stock options granted under the various stock option plans generally have had a four-year vesting schedule depending upon the size of the grant, and generally have been set to expire five years from the date of grant. Going forward, the Committee intends that such grants will be for 10 years and vest over 5 years. The exercise price of options granted under the stock option plans is at no less than 100% of the fair market value of the underlying stock on the date of grant. The number of stock options granted to each executive officer is determined by the Compensation Committee based upon several factors, including the executive officer’s salary grade, performance and the estimated value of the stock at the time of grant, but the Compensation Committee has the flexibility to make adjustments to those factors at its discretion. Similar criteria are applied in making awards of restricted shares of our common stock from the 2005 Equity Compensation Plan. To encourage our executive officers to have a greater stake in the equity of the Company, the Committee recommended, and the Board of Directors and the Company stockholders approved, the 2005 Investment Plan.

CEO Compensation   For 2005, Mr. O'Donnell's base salary and stock option grant were determined in accordance with the criteria described above. Mr. O'Donnell earned $350,000 in base salary compensation during 2005. He was awarded a bonus of $92,000 for 2005.

In March 2005, Mr. O'Donnell was granted an option to purchase 150,000 shares of our common stock at 100% of fair market value on the date of grant, or $2.45 per share. The grant reflects the Compensation Committee’s assessment of the substantial contributions made by Mr. O'Donnell to the long-term growth and performance of the Company. During 2005, options granted to Mr. O’Donnell in 1999 and 2000, amounting to 650,000 options, expired. The Committee recommended, and the Board of Directors and Company stockholders approved, an award of 525,000 restricted shares of our common stock and a grant of 200,000 options from the 2005 Equity Compensation Plan. The award and grant were effected on January 15, 2006.

Tax Deductibility Considerations Section 162(m) of the Code places a $1,000,000 limit on the amount of other than performance-based compensation for the chief executive officer and each of the other four most highly compensated executed officers that we may deduct for tax purposes. It is the Compensation Committee's general objective to administer compensation programs that are in compliance with the provisions of Section 162(m). The Compensation Committee has been advised that based upon prior stockholder approval of the material terms of our stock option plans, compensation under these plans is excluded from this limitation, provided that the other requirements of Section 162(m) are met. However, when warranted based upon competitive and other factors, the Compensation Committee may decide to exceed the tax deductible limits established under Section 162(m) Code. The base salary provided to Mr. O'Donnell in 2005 did not exceed the limits under Section 162(m) for tax deductibility, and he exercised no options in 2005 or 2004.

Compensation Committee

Anthony J. Dimun	Richard DePiano	Warwick Alex Charlton	Alan R. Novak
Dated: March 14, 2006

REPORT OF THE AUDIT COMMITTEE

The responsibilities of the Audit Committee of our Board of Directors are set forth in the Audit Committee Charter. The Audit Committee assists the full Board of Directors in fulfilling its responsibilities for oversight of the quality and integrity of our financial reporting processes. Our management prepares financial statements and establishes the systems of internal controls and other disclosures.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements with management, including a discussion of the acceptability as well as the appropriateness, of significant accounting principles. The Audit Committee also reviewed with management the reasonableness of significant estimates and judgments made in preparing the financial statements as well as the clarity of the disclosures in the financial statements. The Audit Committee reviewed with our independent auditors, Amper, Politziner & Mattia, P.C., their judgments as to the acceptability as well as the appropriateness of our application of accounting principles. Amper, Politziner & Mattia, P.C., had the responsibility for expressing an opinion on the conformity of our annual financial statements with U.S. generally accepted accounting principles. The Audit Committee also discussed with Amper, Politziner & Mattia, P.C., such other matters as are required to be discussed under Statement on Auditing Standards No.61 (Communications with Audit Committees) and otherwise as required under the auditing standards of the Public Company Accounting Oversight Board. In addition, the Audit Committee discussed with Amper, Politziner & Mattia, P.C., its independence from management and us, including the impact of non-audit-related services provided to us and the matters included in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with Amper, Politziner & Mattia, P.C., the overall scope and plans for their audit of our final 2005 financial statements and system of internal controls. The Audit Committee met with Amper, Politziner & Mattia, P.C., with and without management present, to discuss the results of their reviews and audit, their opinions of our system of internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions noted above, the Audit Committee recommended to the full Board of Directors, and the Board of Directors approved, that the audited financial statements for the three years ended December 31, 2005, be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission (the “Commission”).

Members of the Audit Committee:

Richard J. DePiano	Anthony J. Dimun	David W. Anderson
Dated: March 14, 2006

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND RELATED FEES

Our Audit Committee has appointed Amper, Politziner & Mattia, P.C. as our independent auditors for the fiscal year ending December 31, 2006.

The Audit Committee had appointed KPMG LLP to be our independent auditors for 2004. However, after reviewing the costs incurred in the audit of the 2003 financial statements and the costs forecasted for the audit of the 2004 financial statements, the Audit Committee terminated the engagement of KPMG LLP as our independent auditors, effective June 9, 2004. The Audit Committee recommended and approved the engagement of Amper, Politziner & Mattia, P.C. as our principal independent registered public accounting firm, effective June 9, 2004. The Audit Committee engaged Amper, Politziner & Mattia as our principal independent registered public accounting firm for 2005, as well. The following table shows the fees paid or accrued by us for the audit and other services provided by Amper, Politziner & Mattia for 2005 and 2004:

	2005	2004
Audit Fees	$343,000	$201,000
Audit-Related Fees	20,000	-
Tax Fees	-	-
All Other Fees	23,000	-
Total	$386,000	$201,000

The following table shows the fees paid or accrued by us for the audit and other services provided by KPMG, LLP for 2005 and 2004:

	2005	2004
Audit Fees	$-	$23,000
Audit-Related Fees	41,250	74,000
Tax Fees	-	-
All Other Fees	-	-
Total	$41,250	$97,000

As defined by the Commission, (i) “audit fees” are fees for professional services rendered by our principal accountant for the audit of our annual financial statements and review of financial statements included in our Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years; (ii) “audit-related fees” are fees for assurance and related services by our principal accountant that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “audit fees”; (iii) “tax fees” are fees for professional services rendered by our principal accountant for tax compliance, tax advice, and tax planning; and (iv) “all other fees” are fees for products and services provided by our principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”

Engagement of the Independent Auditor. The Audit Committee is responsible for approving every engagement of Amper, Politziner & Mattia to perform audit or non-audit services for us before Amper, Politziner & Mattia provides those services. Under applicable Commission rules, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditors in order to ensure that they do not impair the auditors’ independence. The Commission’s rules specify the types of non-audit services that an independent auditor may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent auditors.

Consistent with the Commission’s rules, the Audit Committee Charter requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent auditors to us or any of our subsidiaries. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee and if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee’s pre-approval policy provides as follows:

First, once a year when the base audit engagement is reviewed and approved, management will identify all other services (including fee ranges) for which management knows it will engage Amper, Politziner & Mattia for the next 12 months. Those services typically include quarterly reviews, specified tax matters, certifications to lenders as may be required by financing documents, consultation on new accounting and disclosure standards and reporting on management’s internal controls assessment.

Second, if any new “unlisted” proposed engagement arises during the year, the engagement will require approval of the Audit Committee.

COMMON STOCK PERFORMANCE GRAPH

Our common stock is listed for trading on The Nasdaq National Market under the symbol "PHMD." The following stock performance graph illustrates the yearly percentage change in the cumulative total stockholder return on our common stock, compared with the cumulative total return on: (i) the Nasdaq (U.S. Companies) Stock Index (the "Nasdaq U.S. Index") and (ii) an index (the "Peer Group Index"), based on a peer group (the "Peer Group") of five (5) companies selected by us, whose primary business includes the sale and manufacture of electromedical surgical laser devices, during the period from December 31, 2000 through December 31, 2005. The entities included in the Peer Group are: Candela Corp., Cardiogenesis Corp., Lumenis Ltd., PLC Systems, Inc. and Spectranetics Corp. From May 10, 2000 until October 5, 2000, our common stock was listed for trading on The Nasdaq Small Cap Market, and during the period from December 31, 1999 until May 9, 2000, our common stock was quoted on the NASD Electronic Bulletin Board under the stock symbol "LSPT." The stock performance graph set forth below was based on the following data:

	2000	2001	2002	2003	2004	2005
PhotoMedex	$100.00	$32.89	$34.13	$44.09	$48.00	$30.58
Peer Group Index	$100.00	$155.85	$45.36	$84.53	$105.47	$148.45
Nasdaq Market Index	$100.00	$79.71	$55.60	$83.60	$90.63	$92.62

In all cases, the cumulative total return assumes, as contemplated by Commission rules, the investment of $100 at December 31, 2000 in the common stock and the traded securities of the entities which comprise the Nasdaq U.S. Index and the Peer Group Index, and that any cash dividends on the common stock of each entity included in the data presented above were reinvested in that security. We have paid no dividends on our common stock.

All data contained in the stock performance graph and data chart set forth above are derived from sources believed to be reliable, but, because of the possibility of human and mechanical error and other factors, are provided from such sources with no express or implied warranties of any kind, and without any representations, warranties or guarantees as to either the accuracy or timeliness of such data. Historical stock price performance should not be relied upon as indicative of future stock price performance. Notwithstanding any reference in our prior or future filings with the Commission which purport to incorporate this Proxy Statement by reference into another filing, such incorporation does not include any material included herein under the caption "Common Stock Performance Graph."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and beneficial holders of more than 10% of our common stock to file with the Commission initial reports of ownership and reports of changes in ownership of our equity securities. We believe based on representations made by individuals required to file reports under Section 16 that all reports needed to be filed have been filed for the year ended December 31, 2005. In one instance, a report evidencing a director’s exercise of warrants was not filed within the two business days prescribed by SEC rules.

CERTAIN RELATIONSHIPS AND RELATED TRANSCTIONS

As of May 19, 2006, Messrs. Michael R. Matthias and Jeffrey P. Berg, shareholders in Jenkens & Gilchrist, LLP, held in the aggregate 43,563 shares of our common stock. Messrs. Matthias and Berg acquired such shares through the exercise of stock options which they accepted from us in exchange for legal services performed from July 1998 to May 2000. Jenkens & Gilchrist, LLP had been our outside legal counsel until April 27, 2006, at which time Morgan, Lewis & Bockius LLP became our outside legal counsel.

We believe that all transactions with our affiliates have been entered into on terms no less favorable to us than could have been obtained from independent third parties. We intend that any transactions with officers, directors and 5% or greater stockholders will be on terms no less favorable to us than could be obtained from independent third parties and will be approved by a majority of our independent, disinterested directors and will comply with the Sarbanes Oxley Act and other securities laws and regulations.

STOCKHOLDER COMMUNICATIONS WITH OUR BOARD OF DIRECTORS

Our Board of Directors has established a process for stockholders to communicate with the Board of Directors or with individual directors. Stockholders who wish to communicate with our Board of Directors or with individual directors should direct written correspondence to Davis Woodward, Corporate Counsel at dwoodward@photomedex.com or to the following address (our principal executive offices): Board of Directors, c/o Corporate Secretary, 147 Keystone Drive, Montgomeryville, Pennsylvania 18936. Any such communication must contain:

·	a representation that the stockholder is a holder of record of our capital stock;

·	the name and address of the stockholder sending such communication, as they appear on our books; and

·	the class and number of shares of our capital stock that are beneficially owned by such stockholder.

Mr. Woodward or the Corporate Secretary, as the case may be, will forward such communications to our Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case Mr. Woodward or the Corporate Secretary, as the case may be, has the authority to discard the communication or to take appropriate legal action regarding such communication.

OTHER MATTERS

 We know of no other matters to be submitted at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors of
PHOTOMEDEX, INC.

By:	/s/ Jeffrey F. O’Donnell
Montgomeryville, Pennsylvania	Jeffrey F. O’Donnell
Dated: May 22, 2006	Chief Executive Officer